EXECUTION COPY

Exhibit 99.2

ASSET PURCHASE AGREEMENT

AMONG

CAS SYSTEMS, INC.

BARRY HANSON, AS REPRESENTATIVE

CERTAIN SHAREHOLDERS OF CAS SYSTEMS, INC.

3079028 NOVA SCOTIA COMPANY

RAINMAKER SYSTEMS (CANADA) INC.

AND

RAINMAKER SYSTEMS, INC.

Dated January 25, 2007

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated “xxxxx”. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

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TABLE OF CONTENTS

(Continued)

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TABLE OF CONTENTS

EXHIBITS AND SCHEDULES

Exhibit A	- Assets
Exhibit B	- Excluded Assets
Exhibit C	- Form of Promissory Note
Exhibit D	- Assumed Liabilities
Exhibit E	- Required Consents
Exhibit F	- Form of Bill of Sale, Assignment of Contracts and Assumption Agreement
Exhibit G-1	- Form of Employment Agreement (Barry Hanson)
Exhibit G-2	- Form of Employment Agreement (Larry Norris)
Exhibit H	- Form of Non-Competition and Non-Solicitation Agreement
Exhibit I	- Shareholders’ Pro Rata Interest
Exhibit J	- Loss Certificate

Schedule 3(e)(iv)	- Earn Out Revenue in a Sales Event
Schedule 5(c)	- No Contravention
Schedule 5(d)	- Title to Assets
Schedule 5(e)	- Absence of Certain Changes or Events
Schedule 5(h)	- Litigation; Consents
Schedule 5(k)	- Taxes
Schedule 5(n)	- Tangible Assets
Schedule 5(o)	- Employee Benefit Plans
Schedule 5(p)	- Intellectual Property
Schedule 5(q)	- Brokers and Finders Fees
Schedule 5(s)	- Contracts
Schedule 5(t)	- No Prepaid Exenses
Schedule 5(u)	- Capital Stock; Ownership
Schedule 10(c)(vii)	- Employees

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ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (“Agreement”) is made this 25th day of January 2007, by and among CAS Systems, Inc., a California corporation (“Seller”), Rainmaker Systems, Inc., a Delaware corporation (“Buyer”), certain shareholders of Seller listed on the signature pages hereto (each, a “Shareholder” and collectively, the “Shareholders”), Barry Hanson, as representative of the Shareholders (in such capacity, the “Representative”), 3079028 Nova Scotia Company, a Nova Scotia unlimited liability company and wholly owned subsidiary of Seller (“Subsidiary”), and Rainmaker Systems (Canada) Inc., a Canadian federal corporation and wholly owned subsidiary of Buyer (“Rainmaker Canada”).

W I T N E S S E T H:

WHEREAS, Seller, together with Subsidiary, is engaged in the business of providing sales lead generation and market intelligence to business customers (the “Business”);

WHEREAS, Buyer desires to purchase and acquire from Seller, and Seller desires to sell, assign and transfer to Buyer, certain of the assets of Seller in consideration for the Purchase Price, and upon the terms and subject to the conditions hereinafter set forth; and

WHEREAS, concurrently herewith, Subsidiary, as seller, Rainmaker Canada, as buyer, Seller, Shareholders, Representative and Buyer are entering into an asset purchase agreement of even date herewith (the “Subsidiary Asset Purchase Agreement”) pursuant to which Rainmaker Canada will purchase and acquire from Subsidiary certain assets of Subsidiary, subject to the terms and conditions set forth therein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, the parties hereto agree as follows:

1. Sale and Transfer of Assets. On the Closing Date, subject to the terms and conditions hereinafter set forth, Seller agrees to sell, convey, assign, transfer and deliver to Buyer, and Buyer agrees to purchase from Seller, all of the right, title and interest of Seller in and to all of its assets, other than the Excluded Assets (as defined below) (such assets, other than the Excluded Assets, are hereinafter collectively referred to as the “Assets”), including, without limitation:

(a) all software products;

(b) the customer contracts relating to the Business identified on Exhibit A;

(c) the “CAS System” and all other Intellectual Property rights of Seller, and any licenses and sublicenses granted and obtained with respect thereto and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions. For purposes of this Agreement, “Intellectual Property” shall mean any of the following: (1) U.S. and non-U.S. patents, and applications for either; (2) registered and unregistered trademarks, service marks and other indicia of origin, pending trademark and service mark registration applications, and intent-to-use registrations or similar reservations of marks; (3) registered and unregistered copyrights and mask works, and applications for registration of either; (4) internet domain names, applications and reservations therefor, uniform resource locators (“URLs”) and the corresponding Internet sites (collectively, the “Sites”); (5) trade secrets and proprietary information not otherwise listed in (1) through (4) above, including unpatented inventions, invention disclosures, moral and economic rights of authors and inventors (however denominated), confidential information, technical data, customer lists, corporate and business names, trade names, trade dress, brand names, know-how, show-how, mask works, formulae, methods (whether or not patentable), designs, processes, procedures, technology, source codes, object codes, computer software programs, databases, data collections and other proprietary information or material of any type, and all derivatives, improvements and refinements thereof, howsoever recorded, or unrecorded; and (6) any good will associated with any of the foregoing;

(d) (i) all trade accounts receivable and other rights to payment from customers of Seller and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers of Seller, (ii) all other accounts or notes receivable of Seller and the full benefit of all security for such accounts or notes and (iii) any claim, remedy or other right related to any of the foregoing;

(e) all cash;

(f) all servers, desktop computers, laptop computers, computer hardware and other office equipment owned or leased by Seller (wherever located and whether or not carried on Seller’s books), together with any express or implied warranty by the manufacturers or sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto; and

(g) the goodwill of the Business.

Notwithstanding anything to the contrary contained herein, it is understood that Seller is not selling and Buyer is not buying (i) the minute books, stock record books, stock ledgers and tax records of Seller; and (ii) any assets of Seller set forth on Exhibit B (collectively, the “Excluded Assets”).

2. Purchase Price.

(a) The consideration for the Assets (the “Purchase Price”) will be three million five hundred thousand dollars ($3,500,000). The Purchase Price shall be delivered by Buyer to Seller as follows: (i) one million four hundred thousand dollars ($1,400,000) by wire transfer on the Closing Date, (ii) one million four hundred thousand dollars ($1,400,000) payable over three (3) years pursuant to the terms of a promissory note in substantially the form of Exhibit C (the “Promissory Note”) and (iii) subject to the satisfaction of the Post-Closing Earn Out Conditions or the Post-Closing Earn Out Conditions Following a Sales Event, as the case may be, seven hundred thousand dollars ($700,000) (the “Earn Out”) payable as provided in Section 3 below. In addition, Buyer will assume the Assumed Liabilities as provided in Section 4(b) below. For purposes of this Agreement, “Business Day” shall mean any day, other than a Saturday, Sunday or a day on which banks located in San Francisco, California, shall be authorized or required by law to close.

(b) Notwithstanding the foregoing, Buyer may withhold from its payments under Sections 2(a)(ii), 2(a)(iii) and 3(a) the equivalent of any amounts then in dispute relating to indemnification obligations arising under this Agreement, provided that the withheld amount, to the extent not applied in satisfaction of indemnification obligations, shall be delivered to Seller as described above promptly upon resolution of such dispute.

(c) The Purchase Price shall be allocated among the Assets in the manner designated by Buyer and Seller, and in accordance with Section 1060 of the Internal Revenue Code and the Treasury Regulations promulgated thereunder. Each of Buyer and Seller and their respective Affiliates shall report the Federal, state, local and other tax consequences of the purchase and sale contemplated hereby (including, without limitation, the filing of Internal Revenue Service Form 8594) in a manner consistent with such Purchase Price allocation. Neither of the parties shall, nor shall such party permit any of its Affiliates to, take a position (except as required by law or pursuant to a “determination” within the meaning of section 1313(a) of the Internal Revenue Code) on any financial statement or tax return, before any governmental entity charged with the collection of any tax, or in any judicial proceeding, that is inconsistent with the Purchase Price allocation as so determined by Buyer and Seller.

(d) Buyer nor any attorney, accountant or other advisor of Buyer has made, nor makes, any representations or warranties to Seller or the Shareholders regarding the tax treatment of the transfer of the Assets and any other transactions contemplated by this Agreement or any of the tax consequences contemplated hereby or thereby, and Seller and the Shareholders acknowledge that Seller and the Shareholders are relying solely on their own tax advisors in connection with this Agreement and the transactions contemplated by this Agreement.

3. Purchase Price Adjustments; Earn Out.

(a) Pre-Closing Adjustments. (i) Seller has delivered to Buyer an estimated consolidated balance sheet for Seller (the “Estimated Closing Date Balance Sheet”) and an estimated calculation of the Current Asset Value Shortfall (as defined below), in each case, measured as of the Closing Date after giving effect to the payment of, or reservation for, all liabilities and other obligations described in Section 4(a) below. Seller shall also provide Buyer with copies of all work papers and other documents and data as were used to prepare the Estimated Closing Date Balance Sheet. If the Estimated Closing Date Balance Sheet shows a Current Asset Value Shortfall, the Purchase Price payable under Section 2(a)(i) above shall be reduced by the aggregate amount of such Current Asset Value Shortfall multiplied by 70%, and the aggregate Purchase Price to be paid to Seller, as set forth in Section 2(a) above, shall be adjusted accordingly. As used herein, “Current Asset Value Shortfall” means the amount by which (x) current assets minus total liabilities, excluding deferred revenue and operating leases assumed by Buyer (in each case, determined on a consolidated basis in U.S. dollars for Seller), is less than (y) $1,300,000. (ii) In the event that the Estimated Closing Date Balance Sheet shows that current assets minus total liabilities, excluding deferred revenue and operating leases assumed by Buyer (in each case, determined on a consolidated basis in U.S. dollars for Seller), is greater than $1,300,000 (such excess, the “Current Asset Value Excess”), then Buyer shall pay over to Seller, subject to Buyer’s rights under Sections 2(b) and 15(d), the cash included in the Estimated Closing Date Balance Sheet in an amount equal to the lesser of (x) the Current Asset Value Excess and (y) $250,000 (the lesser of (x) and (y), the “Required Payment”), within 3 Business Days following the Closing Date; provided, however, that if such cash is insufficient to cover the full amount of the Required Payment, then Buyer shall next pay over to Seller, subject to Buyer’s rights under Sections 2(b) and 15(d), the cash proceeds of accounts receivable included in the Estimated Closing Date Balance Sheet in an amount equal to the Required Payment less the amount of cash previously paid to Seller under this Section 3(a)(ii), within 30 Business Days following receipt of such cash proceeds by Buyer.

(b) Post Closing Adjustments. As soon as practicable after the Closing Date, Buyer shall cause its accountants to prepare and deliver to the Representative a consolidated balance sheet for Seller (the “Closing Date Balance Sheet”) and a calculation of the Current Asset Value Shortfall, in each case, measured as of the close of business on the Closing Date, prepared in accordance with United States generally accepted accounting principles (“GAAP”). Buyer shall endeavor in good faith to cause its accountants to deliver to the Representative the Closing Date Balance Sheet and calculation of the Current Asset Value Shortfall within 60 days after the Closing Date; provided, however, that if the Closing Date Balance Sheet is not delivered to the Representative by Buyer’s accountants within 60 days after the Closing Date, the Estimated Closing Date Balance Sheet shall be the final consolidated balance sheet of Seller for purposes of this Section 3. Buyer shall also make available to the Representative copies of all work papers and other documents and data as was used to calculate the Closing Date Balance Sheet, and Buyer shall set out all proposed adjustments in reasonable detail in a written statement delivered to Representative. The Representative shall have the right to dispute the Closing Date Balance Sheet (and any items therein) and the accompanying calculation of the Current Asset Value Shortfall and make any proposed adjustments thereto as provided in Section 3(c) below. If it is determined after completion of the time and procedure described in Section 3(c) below that there is a Current Asset Value Shortfall in excess of the estimated Current Asset Value Shortfall and the Representative does not dispute such determination as described in Section 3(c) below, an amount equal to (x) the excess Current Asset Value Shortfall multiplied by 70% plus (y) the amount of the Current Asset Value Excess, if any, paid to the Seller under Section 3(a) shall be deducted from the Purchase Price payable under Sections 2(a)(ii) and 2(a)(iii) by Buyer (such deduction to be allocated to amounts payable under one or both of such Sections as Buyer shall determine in its sole discretion).

(c) Dispute Resolution Procedures. The Representative shall have until thirty (30) days after the receipt of the Closing Date Balance Sheet and the accompanying Current Asset Value Shortfall calculation to review such calculation and propose any adjustments thereto. All adjustments proposed by the Representative shall be set out in reasonable detail in a written statement delivered to Buyer (the “Adjustment Statement”) and shall be incorporated into the Closing Date Balance Sheet, unless Buyer shall object in writing to such proposed adjustments (the proposed adjustment or adjustments to which Buyer objects are referred to herein as the “Contested Adjustments” and Buyer’s objection notice is referred to herein as the “Contested Adjustment Notice”) within thirty (30) days of Buyer’s receipt of the Adjustment Statement. If Buyer delivers a Contested Adjustment Notice to the Representative, Buyer and the Representative shall attempt in good faith to resolve their dispute regarding the Contested

Adjustments, but if a final resolution thereof is not obtained within ten (10) days after Buyer delivers to the Representative said Contested Adjustment Notice, either Buyer or the Representative may retain for the benefit of all the parties hereto a nationally recognized independent accounting firm acceptable to both the Representative and Buyer (the “Independent Accountant”) to resolve any remaining disputes concerning the Contested Adjustments. If the Independent Accountant is retained, then (i) the Representative and Buyer shall each submit to the Independent Accountant in writing not later than fifteen (15) days after the Independent Accountant is retained their respective positions with respect to the Contested Adjustments and their respective calculation of the Current Asset Value Shortfall, together with such supporting documentation as they deem necessary or as the Independent Accountant requests, and (ii) the Independent Accountant shall, within thirty (30) days after receiving the positions of both the Representative and Buyer and all supplementary supporting documentation requested by the Independent Accountant, render its decision as to the Contested Adjustments, which decision shall be final and binding on, and nonappealable by, the Representative and Buyer. The fees and expenses of the Independent Accountant shall be paid one-half by the Shareholders and one-half by Buyer; provided, however, that if the Current Asset Value Shortfall as finally determined by the Independent Account and set forth in the Settlement Amount Certificate (defined below) is closer to the Current Asset Value Shortfall submitted by the Representative than to the Current Asset Value Shortfall submitted by Buyer, then Buyer shall pay 100% of the fees and expenses of the Independent Accountant. The decision of the Independent Accountant shall also include a certificate of the Independent Accountant setting forth the final Current Asset Value Shortfall calculation measured as of the Closing Date (the “Settlement Amount Certificate”). The Closing Date Balance Sheet shall be deemed to include all proposed adjustments not disputed by Buyer and those adjustments accepted or made by the decision of the Independent Accountant in resolving the Contested Adjustments.

(d) Settlement Date. There shall be a “Settlement Date” after the calculation of the Current Asset Value Shortfall measured as of the Closing Date which shall mean the following, as applicable:

(i) If the Representative has not timely delivered an Adjustment Statement to Buyer, thirty-five (35) Business Days after the date the Representative receives the Current Asset Value Shortfall calculation;

(ii) If the Representative has timely delivered an Adjustment Statement and Buyer has not timely delivered a Contested Adjustment Notice, thirty-five (35) Business Days after the date Buyer receives the Adjustment Statement;

(iii) If the Representative and Buyer have any disputes regarding Contested Adjustments and they resolve those disputes, five (5) Business Days after such resolution;

(iv) Five (5) Business Days after the Independent Accountant delivers the Settlement Amount Certificate, if applicable; or

(v) Such other date as shall be mutually agreed between the Representative and Buyer.

(e) Earn Out.

(i) As soon as practicable after December 31, 2007 (or, if sooner, as soon as practicable after a Sales Event (as hereinafter defined)), Buyer shall prepare and deliver to the Representative a statement of earned revenues generated directly by the Assets and paid or payable by all business units of xxxxx and all business units of xxxxx (the “Statement of Revenues”), in each case, measured in U.S. dollars for (x) the full 2007 calendar year or (y) in the event of a Sales Event prior to December 31, 2007, the portion of the 2007 calendar year elapsed through the date of such Sales Event (including, in the case of each of the preceding clauses (x) and (y), the portion of such year occurring prior to the Closing Date) and, in each case, prepared in accordance with United States generally accepted accounting principles (“GAAP”). Buyer shall endeavor in good faith to deliver to the Representative the Statement of Revenues by February 15, 2008, in the case of the preceding clause (x), and within 20 Business Days after the Sales Event, in the case of the preceding clause (y). Buyer shall also make available to the Representative copies of all work papers and other documents and data as was used to calculate the Statement of Revenues. The Representative shall have the right to dispute the Statement of Revenues (and any items therein) as provided in Section 3(e)(iii) below.

(ii) If (A) on the first anniversary of the Closing Date both xxxxx are clients in good standing of Buyer in respect of the Business associated with the Assets and (B) it is determined, after completion of the Statement of Revenues, and after completion of the time and procedure described in Section 3(e)(iii) below if Representative disputes the Statement of Revenues, that both (1) earned revenues, recognized in accordance with GAAP, for calendar year 2007 (including the portion of such year occurring prior to the Closing Date) generated directly by the Assets and paid or payable by xxxxx is equal to or greater than xxxxx in the aggregate and (2) earned revenues, recognized in accordance with GAAP, for calendar year 2007 (including the portion of such year occurring prior to the Closing Date) generated directly by the Assets and paid or payable by xxxxx is equal to or greater than xxxxx ((A) and (B) being, collectively, the “Post-Closing Earn Out Conditions”), then Buyer shall promptly pay the Earn Out to Seller by wire transfer, subject to Buyer’s rights under Sections 2(b) and 15(d); provided, however, that if the Post-Closing Earn Out Conditions are not satisfied in full, then no Earn Out shall be due and Buyer shall have no obligation to pay all or any portion of the Earn Out to Seller, subject to Section 3(e)(iv) below.

(iii) The Representative shall have until thirty (30) days after the receipt of the Statement of Revenues to review such statement. If the Representative disputes Buyer’s Statement of Revenues, he shall so notify Buyer on or prior to the expiration of such 30-day period. Buyer and Representative shall then submit the matter to BDO Seidman LLP (“BDO”). BDO shall submit its written Statement of Revenues to the parties concurrently with the completion of its audit of Buyer’s financial statements for the fiscal year ending December 31, 2007. The decision of BDO shall be final and binding on, and nonappealable by, the parties.

(iv) If (A) prior to December 31, 2007, Buyer sells all or substantially all of the Assets to a third party (other than an Affiliate of Buyer) (a “Sales Event”), (B) xxxxx are clients in good standing of Buyer in respect of the Business associated with the Assets on the closing date of such Sales Event and (C) it is determined, after completion of the Statement of Revenues, and after completion of the time and procedure described in Section 3(e)(iii) above if Representative disputes the Statement of Revenues, that both (1) earned revenues, recognized in accordance with GAAP, for calendar year 2007 (including the portion of such year occurring prior to the Closing Date) through the Business Day immediately preceding the closing date of such Sales Event generated directly by the Assets and paid or payable by xxxxx is in the aggregate equal to or greater than the applicable U.S. dollar amount set forth on Schedule 3(e)(iv) and (2) earned revenues, recognized in accordance with GAAP, for calendar year 2007 (including the portion of such year occurring prior to the Closing Date) through the Business Day immediately preceding the closing date of such Sales Event generated directly by the Assets and paid or payable by xxxxx is equal to or greater than the applicable U.S. dollar amount set forth on Schedule 3(e)(iv) ((A), (B) and (C) being, collectively, the “Post-Closing Earn Out Conditions Following a Sales Event”), then Buyer shall promptly pay the Earn Out to Seller by wire transfer, subject to Buyer’s rights under Sections 2(b) and 15(d); provided, however, that if the Post-Closing Earn Out Conditions Following a Sales Event are not satisfied in full, then no Earn Out shall be due under this Section 3(e)(iv) and Buyer shall have no obligation under this Section 3(e)(iv) to pay all or any portion of the Earn Out to Seller. As used herein, the term “Affiliate” shall mean, in respect of any specified person or entity (“Person”), any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person (for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities or by agreement or otherwise).

(v) For purposes of this Section 3(e), earned revenues generated directly by the Assets shall include all lead generation DMID service revenues, all event support service revenues and all telesales service revenues generated by the Assets and paid or payable by xxxxx, without regard to the location where such services are performed. Buyer shall not take any action in bad faith intended to prevent Seller or Shareholders from satisfying the conditions precedent to the payment of the Earn Out to Seller.

(vi) If Buyer fails to pay all or any portion of the Earn Out when due as provided above under this Section 3, and if the conditions for such Earn Out have been fully satisfied as determined by BDO, then the unpaid principal amount of the Earn Out shall accrue interest until paid at the interest rate per annum then applicable to principal outstanding under the Promissory Note.

4. Assumption of Liabilities.

(a) Without limiting Section 4(c) below, the parties agree and acknowledge that prior to the Closing Date, Seller will pay or reserve against the following liabilities: (i) fees of Wendel, Rosen, Black & Dean LLP not to exceed $25,000; (ii) fees of Mah & Associates, LLP not to exceed $25,000; (iii) any accrued paid time off of employees and all other accrued employee benefits; (iv) an aggregate distribution not to exceed $200,000 to the shareholders of Seller on account of their reasonably anticipated tax liabilities for calendar year 2006 as a result of Seller’s status as an S corporation; and (v) all other liabilities of Seller, excluding the liabilities assumed by Buyer under Section 4(b) below.

(b) On the Closing Date, effective upon consummation of the Closing, Buyer shall assume and agree to discharge only the liabilities and obligations of Seller identified on Exhibit D hereto (the “Assumed Liabilities”).

(c) Notwithstanding any provision in this Agreement or any other writing to the contrary, Buyer shall not assume and shall not be liable for any liabilities and obligations of Seller, the Shareholders or the conduct of the Business by Seller of whatever nature whether presently in existence or arising hereafter, except for the Assumed Liabilities. All such liabilities and obligations, other than the Assumed Liabilities, shall be retained by and remain liabilities and obligations of Seller and the Shareholders, as the case may be (collectively, the “Excluded Liabilities”). Without limiting the generality of the foregoing, Buyer shall not assume and shall not be liable for any of the following liabilities or obligations of Seller or the Shareholders: (i) any and all taxes levied by and owing to any foreign, federal, state or local taxing authority with respect to the ownership or use of the Assets or Subsidiary’s assets by Seller or Subsidiary or the conduct of the Business by Seller or Subsidiary; (ii) any liabilities or obligations related to the Excluded Assets or which are not directly incident to or arising out of or incurred with respect to the Business; (iii) all lawsuits, claims and other liabilities or obligations arising in connection with all actions, suits, claims, investigations or proceedings to the extent relating to the conduct of the Business by Seller or Subsidiary or the ownership of the Assets or Subsidiary’s assets by Seller or Subsidiary; (iv) subject to Section 12(d) below, all liabilities or obligations relating to the employment, failure to employ or termination of employment of any individual with respect to the Business by Seller or Subsidiary or relating to or under any labor agreements or employee benefit or compensation arrangements, plans, programs, policies, practices or agreements, including, without limitation, severance or accrued vacation pay, of Seller or Subsidiary or for the benefit of employees of Seller or Subsidiary; (v) any liability arising under Environmental Laws (as such term is defined in Section 5(j) hereof) with respect to the conduct of the Business by Seller or Subsidiary; (vi) any indebtedness for borrowed money or otherwise of Seller, the Shareholders or Subsidiary; (vii) any amounts payable to Seller’s or Subsidiary’s affiliates; (viii) any workers’ compensation claims relating to employees of Seller or Subsidiary; or (ix) all liabilities or obligations related to any and all agreements between Seller and Suppress Products, LLC.

5. Representations and Warranties of Seller and Shareholders. As of the Closing Date, Seller and Shareholders, jointly and severally, represent and warrant to Buyer as follows:

(a) Organization and Good Standing. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Seller has the full power and authority to own its properties, to carry on its business as presently conducted and to sell and convey the Assets to Buyer. Seller is the sole shareholder of Subsidiary. Except for Subsidiary, Seller has no other subsidiaries nor does Seller otherwise have any equity interest in any other Person.

(b) Execution and Effect of Agreement. Seller has the requisite power and authority to enter into this Agreement and to perform its obligations hereunder, and the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and the performance of Seller’s obligations hereunder have been duly authorized by all necessary action on the part of Seller. This Agreement has been duly executed and delivered by Seller and each Shareholder and constitutes the legal, valid and binding obligation of Seller and each Shareholder, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (the “Enforceability Exceptions”).

(c) No Contravention. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) violate or conflict with any provision of Seller’s Articles of Incorporation or Bylaws, (ii) except as set forth on Schedule 5(c), (with or without the giving of notice or the lapse of time or both) violate, or result in a breach of, or constitute a default under, or conflict with, or give rise to a right of termination of, or accelerate the performance required by, any of the terms of any agreement, lease, mortgage, indenture or other instrument to which Seller or any Shareholder is a party or by which it is bound, or (iii) violate or conflict with any judgment, decree, order or award of any court, governmental body or arbitrator, or, any law, rule or regulation applicable to Seller, or any Shareholder, nor will the same result in the creation of any Liens (as such term is defined in Section 5(d) hereof) upon any of the Assets.

(d) Title to Assets. Seller is the owner of the Assets, and, by the execution and delivery on the Closing Date of the instruments of transfer provided for herein, Buyer will be vested with good, valid and marketable title to each of the Assets, free and clear of all liens, mortgages, pledges, imperfections of title, security interests, restrictions, prior assignments, encumbrances and claims of any kind or nature whatsoever (collectively, “Liens”). Except as set forth on Schedule 5(d) hereto, there are no Liens on any of the Assets as of the Closing Date.

(e) Absence of Certain Changes or Events. Except as set forth on Schedule 5(e), since December 31, 2005, there has not been: (i) any event or circumstance which is reasonably likely to have a material adverse effect on the Assets (a “Material Adverse Effect”), (ii) any damage, destruction, or casualty loss, whether or not covered by insurance, to any Assets, (iii) any disposition or use of the Assets by Seller other than in the ordinary course of business consistent with past practice, or (iv) any Lien created on any Asset, other than the Liens referenced on Schedule 5(d) hereto.

(f) Compliance with Laws. The Business has been conducted, and is presently being conducted, in compliance with all applicable requirements of laws, ordinances, regulations and rules and all applicable requirements of governmental bodies and agencies having jurisdiction over Seller, except for such non-compliance as is not reasonably likely to have a Material Adverse Effect.

(g) Financial Reports. Seller has delivered to Buyer the reviewed consolidated financial statements of Seller as of and for the fiscal year ended December 31, 2005 and the unaudited consolidated financial statements of Seller as of and for the nine months ended September 30, 2006, all of which are true and correct in all material respects. There are no material inaccuracies, undisclosed liabilities or discrepancies contained or reflected therein.

(h) Litigation; Consents. Except as set forth on Schedule 5(h) hereto, there is no action, suit, litigation, administrative or arbitration proceeding or formal governmental inquiry or investigation pending or, to the best knowledge of Seller and Shareholders, threatened against or affecting Seller, or any of their respective properties or rights. There are no such actions, suits, litigation, administrative or arbitration proceedings or formal governmental inquiries or investigations pending or, to the best knowledge of Seller and Shareholders, threatened which seek to restrain or prohibit or otherwise challenge the execution, delivery and performance of this Agreement or the consummation, legality or validity of the transactions contemplated hereby. Seller is not in violation of any term of any judgment, decree, injunction or order entered by any court or governmental authority and outstanding against it or otherwise binding on any of its assets. Except as set forth on Schedule 5(h), no consent, approval or authorization of or filing with any governmental authority or other third party on the part of Seller is required in connection with the execution, delivery and performance of this Agreement or the consummation of any of the transactions contemplated hereby, except with respect to any consent to assignment that may be required in connection with any contract assigned to Buyer hereunder that is not a material customer contract or lease.

(i) Employees. There are no pending or, to the best knowledge of Seller and Shareholders, threatened strikes, work stoppages, slowdowns, grievances or other labor disputes with respect to individuals employed by Seller in connection with the Business. There are no pending or, to the best knowledge of Seller and Shareholders, threatened complaints or charges with any federal, state or local governmental agency or court with respect to any individual or group of individuals employed by Seller in connection with the Business alleging employment discrimination, wrongful termination, any unfair labor practice charges or any other employment-related claim. To the best knowledge of Seller and Shareholders, no individuals employed by Seller in connection with the Business are represented by any labor organization with respect to their employment by Seller, and no group of such individuals or labor organization with respect to such individuals have made a demand for recognition or have filed a petition seeking a representation proceeding with the National Labor Relations Board or similar foreign governmental authority within the past two years.

(j) Environmental Matters. To the best knowledge of Seller and Shareholders, the operations of the Business are in compliance in all material respects with all applicable federal, state, local or other governmental statutes, codes, rules, regulations, ordinances, decrees, orders or other requirements of law relating to the protection of human health and safety or the environment (collectively, “Environmental Laws”) and all permits issued pursuant to Environmental Laws.

(k) Taxes. Except as set forth on Schedule 5(k), Seller has accurately prepared and duly and timely filed all tax returns required to be filed by Seller or on behalf of Seller on or prior to the date hereof. Except as set forth on Schedule 5(k), all taxes owed by or with respect to Seller (whether or not shown on any tax return) have been paid in full. Seller is not currently the beneficiary of any extension of time within which to file any tax return. Except as set forth on Schedule 5(k), no deficiencies for any taxes have been asserted or assessed against Seller which remain unpaid. There are no tax Liens upon any of the Assets. All amounts required to be withheld by Seller (including from employees of Seller for income taxes, social security and other payroll taxes) have been collected and withheld and have been paid to the respective governmental agencies. None of the Assets is treated as being owned by a person other than Seller for tax purposes.

For purposes of this Agreement, the term (i) “tax” shall mean all taxes, levies or other like assessments, charges or fees, including, without limitation, income, gross receipts, excise, value added, real or personal property, withholding, asset, sales, use, license, payroll, transaction, capital, business, corporation, employment, net worth and franchise taxes, or other governmental taxes imposed by or payable to the United States of America or any State, local or foreign governmental entity, whether computed on a separate, consolidated, unitary, combined or any other basis, including liability arising as a transferee or successor-in-interest; and in each instance such term shall include any interest, penalties or additions to tax attributable to any such tax; and (ii) “tax return” shall mean any return, declaration, report, claim for refund, information return or statement relating to taxes, including any schedules or attachments thereto, and including any amendment thereof.

(l) Permits and Approvals. Seller has all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities (collectively, the “Permits”) necessary or required for the conduct of the Business as presently conducted by Seller. Within the past eighteen months, Seller has not received a written notice alleging a violation or probable violation or notice of revocation or other written communication from or on behalf of any governmental entity, which violation has not been corrected or otherwise settled, alleging (i) any violation of any Permit or (ii) that Seller requires any Permit not currently held by Seller.

(m) Inventory. Seller has no inventory.

(n) Tangible Assets. Schedule 5(n) lists all servers, desktop computers, laptop computers, computer hardware and other office equipment owned or leased by Seller (wherever located and whether or not carried on Seller’s books).

(o) Employee Benefit Plans. Set forth in Schedule 5(o) is an accurate and complete list of each domestic and foreign employee benefit plan, within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder (“ERISA”), whether or not subject to ERISA, and each stock option, stock appreciation right, restricted stock, stock purchase, stock unit, performance share, incentive, bonus, profit-sharing, savings, deferred compensation, health, medical, dental, life insurance, disability, accident, supplemental unemployment or retirement, employment, severance or salary or benefits continuation or fringe benefit plan, program, arrangement, agreement or commitment (whether written or oral) maintained by Seller or any affiliate thereof (including, for this purpose and for the purpose of all of the representations in this Section 5(o), any predecessors to Seller or its affiliates and all employers (whether or not incorporated) that would be treated together with Seller or any such affiliate as a single employer within the meaning of Section 414 of the Internal Revenue Code (the “Code”) or to which Seller or any affiliate thereof contributes (or has any obligation to contribute), has any liability or is a party) (collectively, the “Employee Benefit Plans”). Except as set forth on Schedule 5(o), Seller does not maintain, sponsor or contribute to or have liability in respect of and have not maintained, sponsored or contributed to, or had any liability with respect to and do not have any obligation to maintain, sponsor or contribute to any Employee Benefit Plan.

(p) Intellectual Property. Schedule 5(p) sets forth each and every item of Intellectual Property owned by Seller, except that (1) copyrights which are not the subject of a registration or application therefor, and (2) items included in subsection (5) of the definition of Intellectual Property contained in Section 1(c) herein shall be listed only if they are material to the Assets; provided, however, that Schedule 5(p) shall not set forth those items included in subsection (6) of the definition of Intellectual Property contained in Section 1(c).

(i) Additionally, Schedule 5(p) sets forth each and every item of Intellectual Property material to the Business that is licensed by Seller as licensor and that has not been terminated, together with the (i) owner, (ii) the licensee, (iii) the jurisdiction(s) where licensed for use, (iv) the royalty or other fees payable by the licensee, and (v) the license agreement, listed by date of earliest expiry, with respect to each such item.

(ii) Additionally, Schedule 5(p) sets forth each and every material license or other material agreement that has not been terminated by which Seller has obtained rights with respect to any Intellectual Property (other than licenses arising from the purchase or other lawful acquisition or use of standard “off the shelf” products), together with the (i) identity of the licensor, (ii) the type of rights licensed, (iii) the Intellectual Property licensed, (iv) the royalty or other fees payable by Seller and (v) the license agreement listed by date of earliest expiry.

(iii) The Intellectual Property and rights under licenses and agreements set forth on Schedule 5(p) includes all Intellectual Property rights necessary or material to the Business and the Assets on the Closing Date other than “off the shelf” products and, other than “off the shelf” products, Seller does not use any Intellectual Property which is not owned by Seller or licensed under an agreement listed on Schedule 5(p). The Assets, or Seller’s use thereof, do not violate, infringe, misappropriate or misuse any Intellectual Property rights.

(iv) Except as is set forth on Schedule 5(p), each item of Intellectual Property listed on Schedule 5(p) that is shown on said Schedule as registered, filed, issued or applied by, for, or on behalf of Seller has been duly and validly registered in, filed in or issued by the official governmental registrars and/or issuers (or officially recognized issuers) of patents, trademarks, copyrights or Internet domain names in the various jurisdictions (national and local) indicated on such Schedule, and except as set forth on such Schedule, each such registration, filing, application and/or issuance (a) has not been abandoned, canceled or otherwise transferred or assigned, (b) has been maintained effective by all requisite filings, renewals and payments, and (c) remains in full force and effect as of the Closing Date. Except as set forth on Schedule 5(p), there are no actions that must be taken or payments that must be made by Seller, or Buyer with respect to each such registration, filing, application and/or issuance within one hundred and eighty (180) days following the Closing Date that, if not taken or made, would adversely affect the applicable Intellectual Property or the right of Seller or Buyer to use same as and where used as of the Closing Date. Except for “off the shelf” products or the Intellectual Property listed under Section 5(p)(ii) above, Seller has the exclusive right to file, prosecute and maintain all applications and registrations with respect to the Intellectual Property set forth on Schedule 5(p).

(v) Copies of all items of Seller’s Intellectual Property which have been reduced to writing or other tangible form have been delivered by Seller to Buyer (including true and complete copies of all related licenses, and amendments and modifications thereto) or, in the case of “off-the-shelf products”, are otherwise referenced in Schedule 5(p).

(vi) With respect to each item of Intellectual Property listed on Schedule 5(p), no notice of a material default of a license has been sent or received by Seller which default remains uncured, and the execution, delivery or performance of Seller’s obligations hereunder and under the other instruments and agreements to be executed and delivered as contemplated hereby will not result in such a default. Each such license agreement is a legal, valid and binding obligation of Seller and the relevant other parties thereto, enforceable in accordance with the terms thereof and the transactions contemplated by this Agreement will not breach the terms thereof.

(vii) Except as set forth on Schedule 5(p), Seller has not received any notice of any claim, or a threat of any claim, from any third party, and no third party claims are pending (a) challenging the right of Seller to use any Intellectual Property or alleging any violation, infringement, misuse or misappropriation by Seller of such Intellectual Property or indicating that the failure to take a license would result in any such claim, or (b) challenging the ownership rights of Seller in any such Intellectual Property or asserting any opposition, interference, invalidity, termination, abandonment, unenforceability, or other infirmity of any such Intellectual Property.

(viii) Except as set forth on Schedule 5(p), Seller has not made any claim of a violation, infringement, misuse or misappropriation by any third party (including any employee, consultant, or contractor or former employee, consultant, or contractor of Seller) of Seller’s rights to, or in connection with, any Intellectual Property. Except as set forth on Schedule 5(p), Seller has not entered into any agreement to indemnify any other person against any charge of infringement of any such Intellectual Property, other than indemnification provisions contained in purchase orders or license agreements arising in the ordinary course of business.

(ix) With respect to consultants, contractors and employees (collectively, “Workers”) who contributed to the creation or development of Seller’s Intellectual Property, Seller has secured valid written assignments from all such Workers of the rights to such contributions that Seller does not already own by operation of law.

(x) Except as set forth on Schedule 5(p), Seller has taken all necessary and reasonable steps to protect and preserve the confidentiality of all Seller’s trade secrets (and other proprietary and confidential information), including know-how, source codes, databases, data collections, customer lists, schematics, ideas, algorithms and processes. To the best knowledge of Seller, Seller has not breached any agreements of non-disclosure or confidentiality and is not currently alleged or claimed to have done so.

(q) Brokers and Finders Fees. Except as set forth on Schedule 5(q), whose listed fees shall be paid by Seller, no person is or will be entitled to any brokerage commissions or finder’s fees in connection with the transactions described in this Agreement as a result of any action taken by Seller or any Shareholder.

(r) Disclosure. None of this Agreement, the financial information referred to in Section 5(g) (including the footnotes thereto), any Schedule, Exhibit or certificate delivered pursuant to this Agreement or any document or statement in writing which has been supplied to Buyer or its representatives by or on behalf of Seller or the Shareholders in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact, or omits any statement of a material fact necessary to make the statements contained herein or therein not misleading. There is no fact known to Seller or the Shareholders that could reasonably be expected to have a Material Adverse Effect which has not been set forth in this Agreement, or any Schedule, Exhibit or certificate delivered pursuant to this Agreement.

(s) Contracts. All material contracts of Seller are set forth on Schedule 5(s). Except as set forth on Schedule 5(s), each material contract of Seller is in full force and effect and there exists no (i) default or event of default by Seller or, to the best knowledge of Seller and Shareholders, by any other party thereto with respect to any material term or provision of any such contract or (ii) event, occurrence, condition or act (including the consummation of the transactions contemplated hereby) which would reasonably be expected to become a default or event of default by Seller or, to the best knowledge of Seller and Shareholders, any other party thereto, with respect to any material term or provision of any such contract. Seller has not violated any of the material terms or conditions of any contract or agreement and, to the best knowledge of Seller and Shareholders, all of the covenants to be performed by any other party thereto have been fully performed in all material respects. Seller has delivered to Buyer true and complete copies, including all amendments, of each material contract set forth on Schedule 5(s). Schedule 5(s) sets forth the expiration date of each customer contract included on such Schedule. Neither Seller nor Subsidiary is required to perform any services for, or otherwise has any obligation owing to, any customer under any agreement, except under the customer contracts identified on Schedule 5(s).

(t) No Prepaid Expenses. Except as set forth on Schedule 5(t), Seller has not received any deposits or prepaid expenses that are not fully earned as of the Closing Date.

(u) Capital Stock; Ownership. Seller has an authorized capitalization consisting of 10,000,000 shares of common stock, no par value, of which 73,029 shares of common stock are outstanding as of the Closing Date. All outstanding shares of capital stock have been duly authorized and validly issued, are fully paid and nonassessable and are not subject to, nor were they issued in violation of, any preemptive rights. Except as described above, no shares of capital stock of Seller are authorized, issued, outstanding or reserved for issuance. Except as disclosed on Schedule 5(u), there are no outstanding or authorized options, warrants, rights, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities, or other commitments contingent or otherwise, relating to the capital stock of, or other equity or voting interest in, Seller, pursuant to which Seller is or may become obligated to issue, deliver or sell or cause to be issued, delivered or sold, shares of common stock, any other shares of the capital stock of or other equity or voting interest in, Seller or any securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire, any shares of the capital stock of or other equity or voting interest in, Seller. Except as disclosed on Schedule 5(u), there are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the capital stock of, or other equity or voting interest in, Seller. Seller has no authorized or outstanding bonds, debentures, notes or other Indebtedness the holders of which have the right to vote (or convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) with the stockholders of Seller on any matter. There are no contracts to which Seller is a party or by which it is bound to (i) repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interest in, Seller or any other person or (ii) vote or dispose of any shares of capital stock of, or other equity or voting interest in, Seller. There are no irrevocable proxies and no voting agreements with respect to any equity or voting interest in, Seller. Schedule 5(u) sets forth the name of each record owner of the capital stock of Seller, together with the number of shares and class of capital stock owned by each such record owner as of the Closing Date.

(v) Subsidiary Asset Purchase Agreement. The representations and warranties of Seller, Subsidiary and Shareholders set forth in Section 5 of the Subsidiary Asset Purchase Agreement are true and correct, which representations and warranties are incorporated herein by this reference.

6. Representations and Warranties of Buyer. As of the Closing Date, Buyer hereby represents and warrants to Seller and each Shareholder as follows:

(a) Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to own, lease and operate its properties and carry on its business as it is now being conducted.

(b) Execution and Effect of Agreement. Buyer has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder, and the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and the performance of Buyer’s obligations hereunder have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer, enforceable against it in accordance with its terms, subject to the Enforceability Exceptions.

(c) No Contravention. Neither the execution and delivery of this Agreement nor the consummation of the transactions effected hereby will (i) violate or conflict with any provision of Buyer’s Certificate of Incorporation or By-Laws, (ii) (with or without the giving of notice or the lapse of time or both) violate, or result in a breach of, or constitute a default under, or conflict with, or give rise to a right of termination of, or accelerate the performance required by, any of the terms of any agreement, lease, mortgage, indenture or other instrument to which Buyer is a party or by which it is bound, or (iii) violate or conflict with any judgment, decree, order or award of any court, governmental body or arbitrator, or any law, rule or regulation applicable to Buyer.

(d) SEC Reports. Buyer has filed all reports required to be filed by it under the Exchange Act (as defined below), including pursuant to Section 13(a) or 15(d) thereof, or the rules and regulations thereunder, for the two years preceding the date hereof (the foregoing materials and any materials incorporated therein by reference being collectively referred to herein as the “SEC Reports”). As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

7. Covenants.

(a) Public Announcements. Seller and its affiliates shall not, without the approval of Buyer, issue any press releases or otherwise make any public statements with respect to this Agreement or the transactions contemplated by this Agreement, provided that Seller may, after the Closing Date, notify its shareholders, customers, accountants, attorneys, and any other persons or entities in the ordinary course of business.

(b) Notification of Certain Matters, Further Assurances. Seller and Shareholders shall give prompt notice to Buyer of any of the following which occurs, or of which it becomes aware, following the date hereof: (i) any notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default under any material contract as to cause a Material Adverse Effect; (ii) the occurrence or existence of any fact, circumstance or event which would result in (A) any representation or warranty made by Seller or Shareholders in this Agreement or in any Schedule, Exhibit or certificate delivered herewith, to be materially untrue or materially inaccurate or (B) the failure of any condition precedent to either party’s obligations; and (iii) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement. Seller, the Shareholders and Buyer shall use commercially reasonably efforts to obtain any consents, execute any documents and take such other actions as may reasonably be necessary to fulfill the objectives of this Agreement. Buyer shall give prompt notice to Seller of any of the following which occurs, or of which it becomes aware, following the date hereof: (1) the occurrence or existence of any fact, circumstance or event which would result in (A) any representation or warranty made by Buyer in this Agreement or in any Schedule, Exhibit or certificate delivered herewith, to be materially untrue or materially inaccurate or (B) the failure of any condition precedent to either party’s obligations; and (2) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

(c) Between the date of this Agreement and the Closing, Seller shall, and shall cause Subsidiary to:

(i) conduct its business only in the ordinary course of business;

(ii) except as otherwise directed by Buyer in writing, and without making any commitment on Buyer’s behalf, use its commercially reasonable efforts to preserve intact its current business organization, keep available the services of its officers, employees and agents and maintain its relations and good will with suppliers, customers, landlords, creditors, employees, agents and others having business relationships with it;

(iii) confer with Buyer prior to implementing operational decisions of a material nature;

(iv) otherwise report periodically to Buyer concerning the status of its business, operations and finances, if requested by Buyer;

(v) make no material changes in management personnel without prior consultation with Buyer;

(vi) maintain the Assets and the Subsidiary’s assets in a state of repair and condition that is consistent with the requirements and normal conduct of Seller’s and Subsidiary’s business;

(vii) keep in full force and effect, without amendment, all material rights relating to Seller’s and Subsidiary’s business;

(viii) comply with all legal requirements and contractual obligations applicable to the operations of Seller’s and Subsidiary’s business;

(ix) continue in full force and effect its insurance; and

(x) maintain all books and records of Seller and Subsidiary relating to Seller’s and Subsidiary’s business in the ordinary course of business.

8. Conditions Precedent to Buyer’s Obligations. Buyer’s obligations hereunder (including, without limitation, its obligation to consummate the transactions contemplated hereby on the Closing Date and its incurrence of any indemnification obligations under Section 14(c) below) are, unless waived in writing by Buyer, subject to the satisfaction of the following conditions:

(a) (i) Each of the representations and warranties of Seller and each Shareholder contained in Section 5 hereof that are qualified as to materiality shall be true and correct in all respects on and as of the Closing Date with the same force and effect as though the same had been made on and as of the Closing Date (except that any such representations and warranties that are made as of a specific date need to be true and correct in all respects only as of such date), and (ii) each of the representations and warranties of Seller contained in Section 5 hereof that are not qualified as to materiality shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though the same had been made on and as of the Closing Date (except that any such representations and warranties that are made as of a specific date need to be true and correct in all material respects only as of such date).

(b) Seller shall have obtained, in form and substance reasonably satisfactory to Buyer, all required consents listed on Exhibit E hereto, and shall have arranged for the release on or prior to the Closing Date of all Liens which encumber any of the Assets, other than the UCC-1 filing filed by US Bancorp in respect of that certain Sharp AR-M620N Copier/Print System maintained at Seller’s premises in Oakland, California, in connection with Seller’s equipment lease with US Bancorp.

(c) Except as set forth on Schedule 5(e), since December 31, 2005, no event shall have occurred which has resulted in or is reasonably likely to result in a Material Adverse Effect.

(d) No order of any court or other governmental or regulatory body restraining, prohibiting or enjoining the consummation of the transactions contemplated hereby shall be in effect or be threatened or sought by any governmental or regulatory body. No litigation shall be pending which if adversely determined could have a Material Adverse Effect or adversely impact Buyer as the owner of the Assets.

(e) All authorizations, consents, orders or approvals of, or declarations or filings with, or expiration of waiting periods imposed by, any governmental or regulatory body necessary for the consummation of the transactions contemplated by this Agreement shall have been filed, occurred or been obtained.

(f) Buyer shall have received each of the certificates, documents, agreements and other instruments set forth in Section 10(c) hereof.

(g) The Subsidiary Asset Purchase Agreement shall have closed concurrently with the Closing.

(h) The Closing Date shall have occurred on or prior to January 31, 2007.

9. Conditions Precedent to Seller’s Obligations. The obligation of Seller to consummate the transactions contemplated hereby on the Closing Date is, at the option of Seller, subject to the satisfaction of the following conditions:

(a) Each of the representations and warranties of Buyer contained in Section 6 hereof shall be true and correct in all material respects as of the Closing Date with the same force and effect as though the same had been made on and as of the Closing Date.

(b) No order of any court or other governmental or regulatory body restraining, prohibiting or enjoining the consummation of the transactions contemplated hereby shall be in effect or be threatened or sought by any governmental or regulatory body.

(c) Seller shall have received each of the certificates, documents, agreements and other instruments set forth in Section 10(d) hereof.

(d) All authorizations, consents, orders or approvals of, or declarations or filings with, or expiration of waiting periods imposed by, any governmental or regulatory body necessary for the consummation of the transactions contemplated by this Agreement shall have been filed, occurred or been obtained.

10. The Closing.

(a) The Closing of the sale of the Assets pursuant to this Agreement (herein referred to as the “Closing”) shall take place at the offices of Paul, Hastings, Janofsky & Walker LLP, Palo Alto, CA 94306, on January 25, 2007, subject to the satisfaction of the conditions precedent to Buyer’s and Seller’s obligations hereunder set forth in Sections 8, 9 and 10, or at such other time and place as shall be mutually agreeable to Buyer and Seller. As used herein, the term “Closing Date” shall mean the date on which each of the conditions precedent to Buyer’s and Seller’s obligations hereunder set forth in Sections 8, 9 and 10 are satisfied (or are waived by (i) in the case of any conditions precedent to Buyer’s obligations hereunder, Buyer and (ii) in the case of any conditions precedent to Seller’s obligations hereunder, Seller).

(b) All corporate actions and proceedings to be taken and all documents to be executed and delivered by Seller in connection with the consummation of the transactions contemplated hereby, including obtaining the unanimous approval of Seller’s board of directors and shareholders, shall be reasonably satisfactory in form and substance to Buyer and its counsel. All corporate actions and proceedings to be taken and all documents to be executed and delivered by Buyer in connection with the consummation of the transactions contemplated hereby shall be reasonably satisfactory in form and substance to Seller and its counsel. All corporate actions and proceedings taken and all documents to be executed and delivered by the parties at the Closing shall be deemed to have been taken and executed simultaneously and no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered.

(c) At the Closing, Seller shall deliver to Buyer the following:

(i) Such bills of sale, endorsements, assignments, and other good and sufficient instruments of transfer and conveyance to vest in Buyer good, valid and marketable title to the Assets, free and clear of all Liens, in accordance herewith;

(ii) Recent certificates of good standing for Seller issued by the Secretary of State of California and the Franchise Tax Board of California;

(iii) An incumbency and specimen signature certificate, in a form provided by Buyer, dated the Closing Date, from Seller with respect to the officers of Seller executing this Agreement and any other document delivered hereunder by or on behalf of Seller;

(iv) A certificate of Seller, in a form provided by Buyer, dated the Closing Date, signed by an authorized executive officer of Seller, certifying as to the matters set forth in Sections 8(a), 8(b), 8(c), 8(d) and 8(e) hereof;

(v) A copy of the resolutions unanimously adopted by the board of directors of Seller and a copy of the resolutions unanimously adopted by the shareholders of Seller, in each case authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, certified by a duly authorized officer of Seller, as of the Closing Date;

(vi) All required consents listed on Exhibit E hereto and releases of all Liens which encumber the Assets, other than the UCC-1 filing filed by US Bancorp in respect of that certain Sharp AR-M620N Copier/Print System maintained at Seller’s premises in Oakland, California, in connection with Seller’s equipment lease with US Bancorp;

(vii) (A) Employment Agreements executed by Barry Hanson and Larry Norris in the form of Exhibits G-1 and G-2 hereto, respectively; and (B) offer letters, in a form provided by Buyer, accepted in writing by each person listed on Schedule 10(c)(vii) hereto;

(viii) A Non-Competition and Non-Solicitation Agreement in substantially the form of Exhibit H hereto duly executed by Seller, Barry Hanson and Larry Norris;

(ix) Evidence in form and substance satisfactory to Buyer that each issued, outstanding and unexercised option or warrant to purchase or otherwise acquire capital stock of Seller (whether or not vested) shall have been cancelled and terminated without payment of any consideration therefor, other than the unexercised common stock option held by Joshua Cruickshank which Seller has agreed to purchase from Mr. Cruickshank after the Closing; and

(x) Such other documents and instruments as may be reasonably requested by Buyer or its counsel to effectuate the terms of this Agreement.

(d) At the Closing, Buyer shall deliver to Seller the following:

(i) Recent certificates of good standing for Buyer issued by the Secretary of State of Delaware, the Secretary of State of California and the Franchise Tax Board of California;

(ii) An incumbency and specimen signature certificate, dated the Closing Date, from Buyer with respect to the officers or other authorized persons of Buyer executing this Agreement and any other document delivered hereunder by or on behalf of Buyer;

(iii) A certificate of Buyer, dated the Closing Date, signed by an executive officer or other authorized person of Buyer, certifying as to the matters set forth in Sections 9(a), 9(b), and 9(d) hereof;

(iv) (A) Employment Agreements for Barry Hanson and Larry Norris in the form of Exhibits G-1 and G-2 hereto, respectively, executed by Buyer; and (B) offer letters, in a form provided by Buyer, to each person listed on Schedule 10(c)(vii) hereto, duly executed by Buyer;

(v) the Promissory Note duly executed by Buyer; and

(vi) Such other documents and instruments as may be reasonably requested by Seller or its counsel to effectuate the terms of this Agreement.

11. Further Assurances. Seller, Shareholders and Buyer shall, whenever and as often as reasonably requested to do so by any other party hereto, do, execute, acknowledge and deliver any and all such other and further acts, assignments and transfers and any instruments of further assurance, approvals and consents as are necessary or proper in order to complete, ensure and perfect the sale, transfer and conveyance to Buyer, and all other transactions, contemplated hereby.

12. Labor and Employment Matters.

(a) On and after the Closing Date, all hiring and staffing decisions in connection with the use of the Assets purchased by Buyer shall be within Buyer’s sole and exclusive discretion and control. Those employees of Seller to whom Buyer shall not offer employment or who decline the employment offer of Buyer shall remain in the employ of Seller, or, at Seller’s option, may be terminated by Seller in accordance with its personnel policies and at its expense. Seller agrees that to the extent the foregoing triggers any notice obligations under the Worker Adjustment and Retraining Notification Act (WARN), Seller shall be responsible for providing, and shall be liable to any persons or entities who do not receive, any required notices. Employees of Seller who become employees of Buyer by accepting Buyer’s offer of employment shall be subject to all rules, regulations, requirements and policies applicable to new hires of Buyer.

(b) Buyer shall not assume any employment contracts of whatever nature or any obligations arising out of any employment contracts, express or implied, oral or written, individual or collective, between Seller and any of Seller’s employees. Nor shall Buyer assume any obligations arising out of any pension benefit, employee welfare benefit, bonus, deferred compensation, stock purchase, stock option, severance, fringe benefit, medical insurance, life insurance or similar plan, policy or program of Seller, whether or not covered or excluded from coverage under ERISA. Seller shall be solely responsible for complying with all of its obligations, if any, to its employees, including compliance with the provisions of ERISA, the Multi-Employer Pension Plan Amendments Act of 1980 (MPPAA), and WARN.

(c) All offers of employment by Buyer to any employee of Seller shall be conditioned on such employee terminating his or her employment with Seller on or prior to the Closing Date and waiving, to the maximum extent permitted by applicable law, all of his or her rights to make any claim or demand on Buyer or any of Buyer’s affiliates in respect of (i) any employment contracts of whatever nature or any obligations arising out of any employment contracts, express or implied, oral or written, individual or collective, between Seller and such employee and (ii) any obligations arising out of any pension benefit, employee welfare benefit, bonus, deferred compensation, stock purchase, stock option, severance, fringe benefit, medical insurance, life insurance or similar plan, policy or program of Seller, whether or not covered or excluded from coverage under ERISA.

(d) On and after the Closing Date, those employees of Seller who accept the employment offer of Buyer shall be eligible for participation under all of Buyer’s benefit plans and programs that are offered to Buyer’s current employees. Such employees shall receive credit for their years of continuous service with Seller for purposes of determining participation and benefit levels under all of Buyer’s paid time off policies and benefits plans and programs.

13. Survival of Representations and Warranties. Each of the representations and warranties contained herein shall survive the Closing and remain in full force and effect for a period of twelve (12) months following the Closing Date, except that the representations and warranties contained in Sections 5(a), 5(b), 5(c)(i), 5(c)(iii), 5(d), 5(k), 5(o) and 5(p) hereof and Sections 6(a) and 6(b) hereof shall survive for a period of thirty-six (36) months following the Closing Date.

14. Indemnification.

(a) Subject to the limitations set forth in Section 14(b), Seller, Subsidiary and each Shareholder, jointly and severally (but as among the Shareholders severally on a pro rata basis based upon the percentage set forth opposite the name of each Shareholder on Exhibit I hereto), agree to indemnify and hold Buyer, Rainmaker Canada and their affiliates and their respective parents, stockholders, officers, directors, employees, agents, successors and assigns (each a “Buyer Indemnitee”), harmless from and against any damages, losses, liabilities, obligations, claims of any kind, interest or expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”), suffered, incurred or paid, directly or indirectly, through application of Seller’s, Subsidiary’s, Buyer’s or Rainmaker Canada’s assets or otherwise, as a result of, in connection with or arising out of: (i) (A) the failure of any representation or warranty made by Seller or any Shareholder in this Agreement (whether or not contained in Section 5) or in any Schedule, Exhibit or certificate delivered pursuant to this Agreement to be true and correct in all material respects as of the Closing Date, or (B) the failure of any representation or warranty made by Seller, Subsidiary or any Shareholder in the Subsidiary Asset Purchase Agreement (whether or not contained in Section 5 thereof) or in any Schedule, Exhibit or certificate delivered pursuant thereto to be true and correct in all material respects as of the Closing Date; (ii) any breach by Seller, Subsidiary or any Shareholder of any of its covenants or agreements contained herein or in the Subsidiary Asset Purchase Agreement; (iii) any Seller expenses or Subsidiary expenses not paid by Seller, Subsidiary or any Shareholder and paid by Buyer or Rainmaker Canada; (iv) any claim by any Shareholder or on behalf of any Shareholder in connection with any actions of the Representative taken in accordance with the terms of this Agreement or the Subsidiary Asset Purchase Agreement, including any claim that any act of or decision not to act by the Representative taken in accordance with the terms of this Agreement or the Subsidiary Asset Purchase Agreement does not bind such Shareholder to the indemnification obligations set forth in this Agreement; (v) any liability arising out of the ownership or operation of the Assets or the Subsidiary’s assets prior to the Closing Date other than the Assumed Liabilities and the “Assumed Liabilities” (as defined in the Subsidiary Asset Purchase Agreement); (vi) any product or services provided by Seller or Subsidiary prior to the Closing Date; or (vii) any Excluded Liabilities or “Excluded Liabilities” (as defined in the Subsidiary Asset Purchase Agreement).

(b) The obligations to indemnify and hold harmless pursuant to Sections 14(a)(i) and 14(a)(ii) shall be limited to the aggregate amount of $1,000,000, provided, however, that the obligations to indemnify and hold harmless pursuant to Sections 14(a)(i) and 14(a)(ii) may exceed the aggregate amount of $1,000,000 with respect to any Losses resulting from any inaccuracy in or breach of the representations or warranties contained in Sections 5(a), 5(b), 5(c)(i), 5(c)(iii), 5(d), 5(k), 5(o) or 5(p) hereof; and provided, further, however, that the obligations to indemnify and hold harmless pursuant to Section 14(a) may not exceed as to each

Shareholder his pro rata share of the sum of (x) the Purchase Price and (y) the “Purchase Price” (as defined in the Subsidiary Asset Purchase Agreement) based on the percentage set forth opposite the name of such Shareholder on Exhibit I hereto. No person shall be entitled to recovery for Losses pursuant to Section 14(a) until the total amount of Losses exceeds $25,000 (the “Basket Amount”); provided, that to the extent the amount of Losses exceeds the Basket Amount, the Indemnified Party shall be entitled to recover the Basket Amount as well as the amount of Losses in excess of the Basket Amount.

(c) Subject to the limitations set forth in Section 14(d), Buyer agrees to indemnify and hold Seller and each Shareholder and their respective affiliates, parents, stockholders, officers, directors, employees, agents, successors, heirs and assigns (each a “Seller Indemnitee”), harmless from and against any damages, losses, liabilities, obligations, claims of any kind, interest or expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”), suffered, incurred or paid, directly or indirectly, through application of Seller’s or Buyer’s assets or otherwise, as a result of, in connection with or arising out of: (i) (A) the failure of any representation or warranty made by Buyer in this Agreement (whether or not contained in Section 6) or in any Schedule, Exhibit or certificate delivered pursuant to this Agreement to be true and correct in all material respects as of the Closing Date or (B) the failure of any representation or warranty made by Buyer in the Subsidiary Asset Purchase Agreement (whether or not contained in Section 6 thereof) or in any Schedule, Exhibit or certificate delivered pursuant to thereto to be true and correct in all material respects as of the Closing Date; (ii) any breach by Buyer of any of its covenants or agreements contained herein or in the Subsidiary Asset Purchase Agreement; or (iii) any Assumed Liabilities or any “Assumed Liabilities” (as defined in the Subsidiary Asset Purchase Agreement).

(d) The obligations to indemnify and hold harmless pursuant to Sections 14(c)(i) and 14(c)(ii) shall be limited to $1,000,000, provided, however, that the obligations to indemnify and hold harmless pursuant to Sections 14(c)(i) and 14(c)(ii) may exceed $1,000,000 with respect to any Losses resulting from any inaccuracy in or breach of the representations or warranties contained in Sections 6(a) or 6(b) hereof. No person shall be entitled to recovery for Losses pursuant to Section 14(c) until the total amount of Losses exceeds $25,000 (the “Basket Amount”); provided, that to the extent the amount of Losses exceeds the Basket Amount, the Indemnified Party shall be entitled to recover the Basket Amount as well as the amount of Losses in excess of the Basket Amount.

(e) Except with respect to matters as to which injunctive relief is being sought, and to the extent of such relief, the rights set forth in this Section 14 (as supplemented by Section 15 and Section 16 hereof) shall provide the sole and exclusive remedy for any and all Losses with respect to any inaccuracy in or breach of the representations or warranties or breach or nonperformance of any of the covenants or agreements made by any party in or pursuant to this Agreement; provided, however, that nothing herein shall prevent any party hereto from bringing an action based upon allegations of fraud or other intentional breach of this Agreement or prevent the Seller or its successors or permitted assigns from bringing an action to enforce payment of the Promissory Note or the Earn Out.

15. Indemnification Procedure.

(a) Within a reasonable period of time after the incurrence of any Losses by any person entitled to indemnification pursuant to Section 14 hereof (an “Indemnified Party”), including in respect of any claim by a third party described in Section 16, which might give rise to indemnification hereunder, the Indemnified Party shall deliver to the party from which indemnification is sought (the “Indemnifying Party”) a certificate in the form of Exhibit J (the “Loss Certificate”), which Loss Certificate shall:

(1) state that the Indemnified Party has paid or properly accrued Losses or anticipates that it will incur liability for Losses for which such Indemnified Party is entitled to indemnification pursuant to this Agreement;

(2) specify in reasonable detail each individual item of Loss included in the amount so stated, the date such item was paid or properly accrued, the basis for any anticipated liability and the nature of the misrepresentation, breach of warranty, breach of covenant or claim to which each such item is related and the computation of the amount to which such Indemnified Party claims to be entitled hereunder; and

(3) notify the Indemnifying Party that if the Indemnifying Party in good faith objects to the Loss Certificate or any portion of the Loss Certificate, the Indemnifying Party must so notify the Indemnified Party within thirty (30) days of receipt or the claim described in the Loss Certificate shall be deemed to be an Agreed Claim that the Indemnifying Party shall be required to pay under this Agreement.

(b) In the event that the Indemnifying Party shall object to the indemnification of an Indemnified Party in respect of any claim or claims specified in any Loss Certificate, the Indemnifying Party shall, within thirty (30) days after receipt by the Indemnifying Party of such Loss Certificate, deliver to the Indemnified Party a notice to such effect and the Indemnifying Party and the Indemnified Party shall, within the thirty (30) day period beginning on the date of receipt by the Indemnified Party of such objection, attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims to which the Indemnifying Party shall have so objected. If the Indemnified Party and the Indemnifying Party shall succeed in reaching agreement on their respective rights with respect to any of such claims, the Indemnified Party and the Indemnifying Party shall promptly prepare and sign a memorandum setting forth such agreement. Should the Indemnified Party and the Indemnifying Party be unable to agree as to any particular item or items or amount or amounts, then the Indemnified Party and the Indemnifying Party shall submit such dispute to a court of competent jurisdiction. The party which receives a final judgment in such dispute shall be indemnified and held harmless for all reasonable attorney and consultant’s fees or expenses by the other party.

(c) Claims for Losses specified in any Loss Certificate to which an Indemnifying Party shall not object in writing within thirty (30) days of receipt of such Loss Certificate, claims for Losses covered by a memorandum of agreement of the nature described in

Section 15(b), claims for Losses the validity and amount of which have been the subject of judicial determination as described in Section 15(b) and claims for Losses the validity and amount of which shall have been the subject of a final judicial determination, or shall have been settled with the consent of the Indemnifying Party, as described in Section 16, are hereinafter referred to, collectively, as “Agreed Claims.” Within ten (10) days of the determination of the amount of any Agreed Claims (the “Agreed Claim Payment Date”), the Agreed Claim (i) in the case of the indemnification obligations of Seller, Subsidiary and the Shareholders, shall be paid in cash or such other means as may then be agreed to among Seller, Subsidiary or the Representative and the applicable Buyer Indemnitee, subject to Section 14 above, and (ii) in the case of the indemnification obligations of Buyer, shall be paid in cash or such other means as may then be agreed to among Buyer and the applicable Seller Indemnitee, subject to Section 14 above.

(d) Upon notice to Seller, Subsidiary and Representative specifying in reasonable detail the basis therefor, Buyer may set off any amount to which it may be entitled under Section 14 against amounts otherwise payable under the Promissory Note or in respect of the Earn Out or against amounts otherwise payable by Buyer pursuant to the Subsidiary Asset Purchase Agreement. The exercise of such right of setoff by Buyer in good faith, whether or not ultimately determined to be justified, will not constitute an event of default under the Promissory Note. Neither the exercise of nor the failure to exercise such right of setoff will constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it.

16. Third Party Claims. If a claim by a third party is made against any Indemnified Party, and if such Indemnified Party intends to seek indemnity with respect thereto under Section 14, such Indemnified Party shall promptly notify the Indemnifying Party of such claims; provided, that the failure to so notify shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent that the Indemnifying Party is actually and materially prejudiced thereby. The Indemnifying Party shall have thirty (30) days after receipt of such notice to assume the conduct and control, through counsel reasonably acceptable to the Indemnified Party at the expense of the Indemnifying Party, of the settlement or defense thereof and the Indemnified Party shall cooperate with it in connection therewith; provided, that (i) the Indemnifying Party shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by such Indemnified Party, provided that the fees and expenses of such counsel shall be borne by such Indemnified Party and (ii) the Indemnifying Party shall promptly be entitled to assume the defense of such action only to the extent the Indemnifying Party acknowledges its indemnity obligation and assumes and holds such Indemnified Party harmless from and against the full amount of any Loss resulting therefrom; provided, further, that the Indemnifying Party shall not be entitled to assume control of such defense and shall pay the fees and expenses of counsel retained by the Indemnified Party if (i) the claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; (ii) the claim seeks an injunction or equitable relief against the Indemnified Party; (iii) the Indemnified Party has been advised in writing by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnified Party; or (iv) upon petition by the Indemnified Party, the appropriate court rules that the Indemnifying Party failed or is failing to vigorously prosecute or defend such claim. Any Indemnified Party shall have the right to employ separate counsel in any such action or claim and to participate in the defense thereof, but the fees and expenses of such counsel shall not be at the expense of the Indemnifying Party unless (x) the Indemnifying Party shall have failed, within a reasonable time after having been notified by the Indemnified Party of the existence of such claim as provided in the preceding sentence, to assume the defense of such claim, (y) the employment of such counsel has been specifically authorized in writing by the Indemnifying Party, or (z) the named parties to any such action (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party and such Indemnified Party shall have been advised in writing by such counsel that there may be one or more legal defenses available to the Indemnified Party which are not available to the Indemnifying Party, or available to the Indemnifying Party the assertion of which would be adverse to the interests of the Indemnified Party. So long as the Indemnifying Party is reasonably contesting any such claim in good faith, the Indemnified Party shall not pay or settle any such claim. Notwithstanding the foregoing, the Indemnified Party shall have the right to pay or settle any such claim, provided that in such event it shall waive any right to indemnity therefor by the Indemnifying Party for such claim unless the Indemnifying Party shall have consented to such payment or settlement. If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days after the receipt of the Indemnified Party’s notice of a claim of indemnity hereunder that it elects to undertake the defense thereof, the Indemnified Party shall have the right to contest, settle or compromise the claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement. The Indemnifying Party shall not, except with the consent of the Indemnified Party, enter into any settlement that is not entirely indemnifiable by the Indemnifying Party pursuant to this Agreement and does not include as an unconditional term thereof the giving by the person or persons asserting such claim to all Indemnified Parties of an unconditional release from all liability with respect to such claim or consent to entry of any judgment. The Indemnifying Party and the Indemnified Party shall cooperate with each other in all reasonable respects in connection with the defense of any claim, including making available records relating to such claim and furnishing, without expense to the Indemnifying Party and/or its counsel, such employees of the Indemnified Party as may be reasonably necessary for the preparation of the defense of any such claim or for testimony as witnesses in any proceeding relating to such claim.

17. Notices. Any notices or communications required or permitted hereunder shall be sufficiently given if in writing and personally delivered, telecopied or sent by registered or certified mail, postage prepaid, return receipt requested, or sent by a nationally recognized overnight courier service, addressed as follows or to such other address as any party shall have specified in conformity with the foregoing:

(a) If to Buyer, to:

Rainmaker Systems, Inc.

900 East Hamilton Avenue, Suite 400

Campbell, California 95008

Attention: Steve Valenzuela

Telecopy No.: (408) 369-0910

with a copy to:

Paul, Hastings, Janofsky & Walker LLP

Five Palo Alto Square, 6th Floor

Palo Alto, California 94306

Attention: David Dedyo

Telecopy No.: (650) 320-1937

(a) If to Seller, the Representative or the Shareholders, to:

CAS Systems, Inc.

1330 Broadway

Oakland, California 94612

Attention: Barry Hanson

Telecopy No.: (510) 285-3812

with a copy to:

Wendel, Rosen, Black & Dean LLP

1111 Broadway, 24th Floor

Oakland, California 94607

Attention: Walter Turner, Esq.

Telecopy No.: (510) 834-1928

18. Entire Agreement. This Agreement, including the Exhibits and Schedules hereto, represents the entire understanding and agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, including that certain letter agreement, dated November 17, 2006, between Seller and Buyer. This Agreement cannot be amended, supplemented or changed, nor can any provision hereof be waived, except by a written instrument signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought.

19. Successors; No Third Party Rights. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, successors and assigns. No assignment of this Agreement or of any rights or obligations hereunder may be made by any party (by operation of law or otherwise) without the prior written consent of the other parties and any attempted assignment without the required consent shall be void, except that Buyer may without such consent assign this Agreement or any of its rights or obligations hereunder to one or more Affiliates of Buyer, provided, however, that Buyer will not as a result of such assignment be relieved of liability with respect to any of its obligations to Seller hereunder. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement and the Indemnified Parties any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except such rights as shall inure to a successor or permitted assignee pursuant to this Section 19.

20. Section Headings. The Section headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

21. Applicable Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Delaware, without regard to the principles thereof relating to conflict of laws.

22. Expenses. Each of the parties hereto shall pay its own expenses in connection with this Agreement and the transactions contemplated hereby. Any and all conveyance, deed, excise, stamp, sales, use, recording, transfer or similar taxes or fees with respect to the sale of the Assets hereunder shall be paid by Seller; provided that, except as otherwise required by law, the parties agree to use commercially reasonable efforts to cooperate with each other to avoid or minimize any sales, use or other transfer taxes due in connection with the transfer of the Assets, including by Buyer accepting delivery of software assets in the State of California by electronic transmission from Seller’s place of business to Buyer’s computers in accordance with California Sales and Use Tax Regulation 1502(f)(1)(D), with Seller having no obligation to deliver any tangible assets in connection with the delivery of such software, and by limiting the allocation of the Purchase Price in respect of the tangible personal property included in the Assets to the lesser of depreciated book value or appraised value, if a valid appraisal acceptable to Buyer in its reasonable discretion is timely submitted by Seller to Buyer.

23. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under all applicable laws and regulations. If, however, any provision of this Agreement shall be prohibited by or invalid under any such law or regulation in any jurisdiction, it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such law or regulation, or, if for any reason it is not deemed so modified, it shall be ineffective and invalid only to the extent of such prohibition or invalidity without affecting the remaining provisions of this Agreement, or the validity or effectiveness of such provision in any other jurisdiction.

24. Counterparts. This Agreement may be executed in one or more counterparts, confirmed by facsimile signatures transmitted by telephone or PDF formatted signatures transmitted by electronic mail, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

25. Representative of the Shareholders; Power of Attorney.

(a) The Representative is hereby appointed and authorized by each Shareholder as agent and attorney-in-fact for each Shareholder, for and on behalf of such Shareholder, to give and receive notices and communications, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to claims by Buyer or any other Buyer Indemnitee, and to take all actions necessary or appropriate in the judgment of the Representative for the accomplishment of the foregoing. The Representative may be changed by the Shareholders from time to time upon not less than fifteen (15) days’ prior written notice to Buyer or such shorter period as shall be acceptable to Buyer in its reasonable discretion. No bond shall be required of the Representative, and the Representative shall not receive compensation for its services. Notices or communications to or from the Representative shall constitute notice to or from each of the Shareholders, and the Representative is hereby authorized by the Shareholders to give and receive notices and other communications under this Agreement on behalf of each Shareholder (including, without limitation, for purposes of Sections 15 and 16).

(b) The Representative shall not be liable for any act done or omitted hereunder as Representative while acting in good faith and in the exercise of reasonable judgment. The Shareholders shall jointly and severally indemnify the Representative and hold the Representative harmless against any loss, liability or expense incurred without negligence or bad faith on the part of the Representative and arising out of or in connection with the acceptance or administration of the Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Representative.

(c) In order to induce the Representative to act in such capacity, the Representative:

(1) shall not be under any duty to give greater consideration to the interest of any Shareholder or Shareholders than to that of any other Shareholder or Shareholders;

(2) may act in reliance upon any statement (oral or written), instrument or signature believed by the Representative to be genuine and may assume that any such statement, instrument or signature purportedly given by any Shareholder in connection with this Agreement has been given by such Shareholder;

(3) shall not be liable to the Shareholders for any mistake of fact or error in judgment or for any acts of omission of any kind unless by the Representative’s own gross negligence, bad faith or willful misconduct;

(4) shall not be required to make any representation as to the validity, value or genuineness of any document or instrument held by the Representative or delivered by the Representative;

(5) shall not be obligated to risk its own funds in the course of performing as Representative; and

(6) shall not have any duties or responsibilities except those expressly set forth in this Agreement or any other agreement to which the Representative is a party and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or shall otherwise exist against the Representative.

26. Actions of the Representative. A decision, act, consent or instruction of the Representative under or in connection with this Agreement shall constitute a decision of all the Shareholders and shall be final, binding and conclusive upon each of such Shareholders, and Buyer may rely upon any such decision, act, consent or instruction of the Representative as being the decision, act, consent or instruction of each and every such Shareholder. Buyer is hereby relieved from any liability to any person for any acts done by it in accordance with such decision, act, consent or instruction of the Representative.

27. Attorneys’ Fees. In any action brought by a party to enforce the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees and costs.

28. Submission to Jurisdiction; Waiver of Venue; Etc. (a) EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF CALIFORNIA SITTING IN ALAMEDA COUNTY AND OF THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF CALIFORNIA, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH CALIFORNIA STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.

(b) Waiver of Venue. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY COURT REFERRED TO IN PARAGRAPH (A) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(c) Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

[Signatures follow]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, as of the date first written above.

RAINMAKER SYSTEMS, INC.

By:	/s/ Michael Silton
Name: Michael Silton
Title: President and Chief
Executive Officer

CAS SYSTEMS, INC.

By:	/s/ Barry Hanson
Name: Barry Hanson
Title: Chief Executive Officer

3079028 NOVA SCOTIA COMPANY

By:	/s/ Barry Hanson
Name: Barry Hanson
Title: Chief Executive Officer

REPRESENTATIVE

/s/ Barry Hanson
Barry Hanson, as Representative

RAINMAKER SYSTEMS (CANADA) INC.

By:	/s/ Michael Silton
Name: Michael Silton
Title: President

Signature Page 1 to Asset Purchase Agreement

THE SHAREHOLDERS

/s/ Barry Hanson
Barry Hanson

/s/ Larry Norris
Larry Norris

/s/ Kerry Cunningham
Kerry Cunningham